	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FD
Eric Boyriven/Alexandra Tramont
212-850-5600

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ALAMO GROUP ANNOUNCES 2009 THIRD QUARTER RESULTS

SEGUIN, Texas, November 4, 2009 – Alamo Group Inc. (NYSE: ALG) today reported results for the third quarter and nine months ended September 30, 2009.

Net sales for the third quarter were $110.3 million, compared to net sales of $148.7 million for the same period in 2008.  Net income for the quarter was $4.6 million, or $0.46 per diluted share, a 3% increase versus the 2008 third quarter net income of $4.5 million, or $0.45 per diluted share.  The 26% decrease in sales was due to the general economic weakness which has affected most of the Company’s markets.  The increase in earnings was a result of improved operating margins and tight cost control and was achieved despite $0.2 million in severance costs and $0.4 million in transaction expenses related to the acquisition of Bush Hog.

Net sales for the first nine months of 2009 were $333.7 million, compared to $434.6 million in the first nine months of 2008.  Net income for the nine month period was $9.1 million, or $0.91 per diluted share, versus net income of $12.8 million, or $1.29 per diluted share, for the comparable nine month period in 2008.  The nine month results include the effects of the acquisition of Rivard Development SAS, which was completed in May 2008.  The net effect of the Rivard acquisition contributed $23.9 million in net sales and net income of $0.8 million for the first nine months of 2009.  The nine month results also includes approximately $1.3 million in severance, restructuring and Bush Hog related acquisition expenses as described above.

The Company’s North American Industrial Division sales for the third quarter of 2009 were $45.5 million, compared to $64.8 million in the prior year’s third quarter.  For the nine month period, sales in the Division were $134.7 million, versus $199.9 million in 2008.  The decrease reflects ongoing weakness in sales to governmental entities, which are the main customers of this Division, as they continue to be affected by revenue shortfalls and budget constraints.  This situation is likely to persist throughout the remainder of 2009 and into 2010.

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ALAMO GROUP ANNOUNCES RESULTS FOR THE THIRD QUARTER OF 2009

Sales for Alamo’s North American Agricultural Division were $20.2 million in the third quarter of 2009, compared to $29.6 million in the previous year.  For the first nine months of 2009, Division sales were $63.3 million, compared to $94.8 million for the 2008 nine month period.  The decreases are a result of the weaker market conditions in the agricultural sector, as lower commodity prices have affected farm incomes.  This situation has been further compounded as dealers have been reducing inventories in light of the uncertain economic outlook and tighter credit availability.  There are indications these conditions could improve in 2010 as input costs have continued to soften, improving farm prospects, but timing is still uncertain.

Alamo’s European Division reported sales of $44.6 million for the third quarter of 2009 compared to $54.3 million in 2008.  For the first nine months of 2009, Division sales were $135.7 million, versus $140.0 million in the same period of 2008.  The acquisition of Rivard, which is included in this Division’s results, added $23.9 million to the nine month period’s sales.  The overall decreases in sales reflect soft market conditions similar to those being experienced in North America, and have affected both our agricultural and governmental business throughout Europe.

Ron Robinson, Alamo Group’s President and Chief Executive Officer commented, “While sales continue to suffer due to the worldwide economic slowdown, we were very pleased our earnings for the quarter held up, coming in slightly ahead of last year as the Company benefited from cost improvement initiatives, lower input costs, reduced overhead expenses, and higher gross margins.  These measures have also helped us manage our balance sheet, resulting in significantly lower inventory and debt levels compared to last year.  Though we believe the economic conditions which have impacted our markets are beginning to show signs of bottoming out, we anticipate that any rebound could be slow and gradual, which makes our cost control efforts a continuing priority.”

“We are also pleased with our recently announced acquisition of Bush Hog, which should be a very positive addition to Alamo Group.  While there will be some transitional issues which will impact results in the short term, we believe the acquisition should be accretive to our results in 2010 and will prove to be a significant contributor to our Company when market conditions improve.  Bush Hog not only greatly increases our presence in the North American agricultural sector; it also provides further opportunities for synergistic cost improvements.  This is particularly true with our wide range of mowing products, where we can now benefit from

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ALAMO GROUP ANNOUNCES RESULTS FOR THE THIRD QUARTER OF 2009

greater economies of scale.  We feel this combination makes Alamo Group a stronger company more capable of dealing with the challenges of the current economic climate and better poised to reap the benefits of the eventual recovery.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after market parts and services.  The Company, founded in 1969, has over 2,500 employees and operates eighteen plants in North America and Europe as of September 30, 2009.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, general economic conditions and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

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ALAMO GROUP ANNOUNCES RESULTS FOR THE THIRD QUARTER OF 2009

ALAMO GROUP REPORTS 2009 THIRD QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	09/30/09	09/30/08	09/30/09	09/30/08
North American
Industrial	$45,547	$64,803	$134,737	$199,866
Agricultural	20,158	29,555	63,263	94,826
European	44,613	54,349	135,704	139,956
Total Sales	110,318	148,707	333,704	434,648

Cost of sales	84,669	119,097	261,999	349,553
Gross margin	25,649	29,610	71,705	85,095
	23.3%	19.9%	21.5%	19.6%

Operating Expenses	17,983	21,795	55,478	62,518
Income from Operations	7,666	7,815	16,227	22,577
	6.9%	5.3%	4.9%	5.2%

Interest Expense	(1,005)	(2,024)	(3,248)	(5,748)
Interest Income	15	691	337	1,630
Other Income (Expense)	134	222	130	881

Income before income taxes	6,810	6,704	13,446	19,340
Provision for income taxes	2,227	2,251	4,328	6,490

Net Income	$4,583	$4,453	$9,118	$12,850

Net income per common share:
Basic	$0.46	$0.45	$0.91	$1.31

Diluted	$0.46	$0.45	$0.91	$1.29

Average common shares:
Basic	10,047	9,870	9,988	9,822

Diluted	10,086	9,970	10,012	9,949

Summary Balance Sheet Data

	09/30/09	12/31/08	09/30/08
Receivables	104,156	124,197	128,323
Inventories	113,194	132,248	132,989
Current Liabilities	76,269	85,684	100,293
Long Term Debt	62,928	99,884	91,500
Equity	200,882	184,312	201,528